  Exhibit 99.1

FOR IMMEDIATE RELEASE

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results

Fremont, CA (January 10, 2019) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its second quarter of fiscal 2019 ended November 30, 2018.

Fiscal Second Quarter Financial Results:

●
Net sales were $5.9 million, compared to $7.9 million in the second quarter of fiscal 2018.
●
GAAP net loss was $629,000, or $0.03 per diluted share, compared to GAAP net income of $60,000, or $0.00 per diluted share, in the second quarter of fiscal 2018.
●
Non-GAAP net loss, which excludes the impact of stock-based compensation expense, was $405,000, or $0.02 per diluted share, compared to non-GAAP net income of $424,000, or $0.02 per diluted share, in the second quarter of fiscal 2018.
●
Backlog as of November 30, 2018 was $4.3 million.

Fiscal First Six Months Financial Results:

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Net sales were $10.7 million, compared to $14.9 million in the first six months of fiscal 2018.
●
GAAP net loss was $2.1 million, or $0.10 per diluted share, compared to GAAP net income of $70,000, or $0.00 per diluted share, in the first six months of fiscal 2018.
●
Non-GAAP net loss was $1.7 million, or $0.07 per diluted share, compared to non-GAAP net income of $650,000, or $0.03 per diluted share, in the first six months of fiscal 2018.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Second Quarter and Recent Business Highlights:

●
Received an order for and shipped a follow-on FOX-XPTM Multi-Wafer Test and Burn-in System and WaferPakTM Aligner to the company’s lead customer for wafer level test and burn-in of silicon photonics devices.
●
Shipped follow-on ABTSTM Test and Burn-in System to a wireless communications chipset company for use in high volume production burn-in of automotive devices.
●
Announced today the addition of a new product in Aehr Test’s FOX-PTM platform, the FOX-NPTM system, which increases the market opportunity for the company’s FOXTM systems and contactors with a low cost, small footprint entry-level system that provides a configuration for initial product development, production qualification and New Production Introduction (NPI).
●
Received a commitment and expect an order imminently from a new customer to use Aehr Test’s FOX-P Platform for test and burn-in of silicon photonics devices. This additional production test and burn-in customer plans to utilize Aehr Test’s new FOX-NP system to begin their production ramp and then transition to high volume production test and burn-in of 100% of their silicon photonics devices using Aehr Test’s FOX-XP systems.
●
Appointed new Executive Vice President of Sales and Marketing to oversee all aspects of the Company’s customer facing sales, marketing and support team, including direct sales, distributors and representatives in Asia and Europe, and its subsidiaries in Japan and Germany.

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“While our revenue in the second quarter was lower on a year-over-year basis, it was in line with the expectations that we discussed in last quarter’s call for a softer first half of the fiscal year, with many of our customers’ capacity ramps expected in the second half of our fiscal year. We continue to feel positive about the second half, but there are in fact both positive and negative events that impact our expectations for the fiscal second half and full year.

“Our lead customer for our FOX-XP system for production wafer level burn-in of silicon photonics devices continues to drive increased business for us. This customer, who is one of the world’s largest semiconductor manufacturers, has a very strong forecast for their capacity ramp, which will consume the system capacity they have ordered to date. We continue to expect orders for a significant number of our WaferPak Contactors by the end of this fiscal year to populate their FOX-XP systems, as well as orders for additional FOX-XP systems and WaferPak Contactors throughout calendar year 2019 and beyond.

“We are pleased to announce that just this week we received a commitment from a new customer to use our FOX-P Platform for test and burn-in of silicon photonics devices. This additional production customer will utilize our new FOX-NP system to begin their production ramp and then transition to high volume production test and burn-in of 100% of their silicon photonics devices using our FOX-XP systems, which have the capacity to test and burn-in over 4,600 singulated die devices in parallel. We are expecting imminent placement of an order by this customer for their initial design verification, qualification and production needs.

“The FOX-NP system is a new product within Aehr Test’s FOX-P family that offers a lower cost entry-level system to provide a configuration and price point for companies to do initial production qualification and new product introduction, enabling an easier transition to the FOX-XP for full production test. This new FOX-NP system is 100% compatible with the FOX-XP system and is configurable with up to two blades per system compared to up to 18 blades in the FOX-XP system.

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

“As we had discussed last quarter, many of our customers had substantial forecasts for bookings and shipments that we forecasted by the end of our fiscal year. We have seen push outs of orders for capacity increases from our installed base due to customer device delays that do not appear to be related to macro industry trends. We also believe some of our customers have taken a cautious stance which has impacted the timing of their orders to Aehr due to general market concerns and trade uncertainties between the US and China, as well as slow-downs in the mobile space that have been widely reported. Specifically, we are seeing orders that are delayed such that we will no longer be able to ship them within this current fiscal third quarter and/or our fiscal year.

“As a result of the current customer product delays and market conditions, as well as delays in expected orders, we are lowering our revenue guidance for fiscal 2019 from a range of $30 million to $35 million to a new range of $20 million to $25 million. However, we expect to see an improvement in bookings in our second half, with an increase in backlog heading into our fiscal 2020, which begins June 1, 2019.

“We believe that the long-term fundamentals for Aehr Test Systems have not changed. We continue to see an increase in semiconductor content in every part of life as well as an increased need for reliability, security, safety, and confidence in those semiconductors and electronic products. We also see the macro trend of semiconductor devices with heterogeneous integration or stacked die increasing the need for reliability and burn-in of devices before they are integrated or stacked into multi-die packages. Aehr Test’s unique products allow our customers to test and burn-in their devices with the 100% confidence and traceability which are needed to address the safety, security, and confidence for mission critical applications. We feel we are very well positioned to capitalize on these long-term market trends.”

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its second quarter fiscal 2019 operating results. To access the call dial 800-458-4121 (+1 323-794-2093 outside the United States) and give the participant pass code 1583827. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on January 10, 2019. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has over 2,500 systems installed worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP system is a full wafer contact and singulated die/module test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test’s expectations, beliefs, intentions or strategies regarding the future including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test’s products and Aehr Test’s ability to execute on its business strategy. See Aehr Test’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test’s business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2018	2018	2017	2018	2017

Net sales	$5,911	$4,740	$7,923	$10,651	$14,893
Cost of sales	3,513	3,187	4,792	6,700	8,844
Gross profit	2,398	1,553	3,131	3,951	6,049

Operating expenses:
Selling, general and administrative	1,977	1,879	1,854	3,856	3,645
Research and development	986	1,116	1,090	2,102	2,045
Total operating expenses	2,963	2,995	2,944	5,958	5,690

(Loss) income from operations	(565)	(1,442)	187	(2,007)	359

Interest expense, net	(74)	(78)	(105)	(152)	(212)
Other income (expense), net	29	9	(7)	38	(67)

(Loss) income before income tax expense	(610)	(1,511)	75	(2,121)	80

Income tax expense	(19)	(4)	(15)	(23)	(10)

Net (loss) income	(629)	(1,515)	60	(2,144)	70

Less: Net income attributable to the noncontrolling interest	-	-	-	-	-

Net (loss) income attributable to Aehr Test Systems common shareholders	$(629)	$(1,515)	$60	$(2,144)	$70

Net (loss) income per share
Basic	$(0.03)	$(0.07)	$0.00	$(0.10)	$0.00
Diluted	$(0.03)	$(0.07)	$0.00	$(0.10)	$0.00

Shares used in per share calculations:
Basic	22,294	22,190	21,645	22,242	21,531
Diluted	22,294	22,190	22,883	22,242	22,937

-More-

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2018	2018	2017	2018	2017

GAAP net (loss) income	$(629)	$(1,515)	$60	$(2,144)	$70
Stock-based compensation expense	224	256	364	480	580
Non-GAAP net (loss) income	$(405)	$(1,259)	$424	$(1,664)	$650

GAAP net (loss) income per diluted share	$(0.03)	$(0.07)	$0.00	$(0.10)	$0.00
Non-GAAP net (loss) income per diluted share	$(0.02)	$(0.06)	$0.02	$(0.07)	$0.03
Shares used in GAAP diluted shares calculation	22,294	22,190	22,883	22,242	22,937
Shares used in non-GAAP diluted shares calculation	22,294	22,190	22,883	22,242	22,937

Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net (loss) income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

  -More-

Aehr Test Systems Reports Second Quarter Fiscal 2019 Financial Results
January 10, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	November 30,	August 31,	May 31,
	2018	2018	2018
ASSETS

Current assets:
Cash and cash equivalents	$14,002	$15,864	$16,848
Accounts receivable, net	3,868	2,272	2,856
Inventories	9,983	9,585	9,049
Prepaid expenses and other	688	727	703
Total current assets	28,541	28,448	29,456

Property and equipment, net	1,074	1,174	1,203
Other assets	286	266	296
Total assets	$29,901	$29,888	$30,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$6,110	$6,110	$6,110
Accounts payable	1,953	1,317	1,762
Accrued expenses	1,487	1,498	1,646
Customer deposits and deferred revenue, short-term	2,068	2,339	1,630
Total current liabilities	11,618	11,264	11,148

Deferred rent	147	145	63
Deferred revenue, long-term	252	359	459
Total liabilities	12,017	11,768	11,670

Aehr Test Systems shareholders' equity	17,902	18,139	19,305
Noncontrolling interest	(18)	(19)	(20)
Total shareholders' equity	17,884	18,120	19,285

Total liabilities and shareholders' equity	$29,901	$29,888	$30,955

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